                                                                      Exhibit 99

PRESS RELEASE


FOR IMMEDIATE RELEASE

DATE:      October 21, 2005
COMPANY:   Central Federal Corporation
           2923 Smith Road
           Fairlawn, Ohio  44333
CONTACT:   Mark S. Allio
           Vice Chairman, President and CEO
PHONE:     330.576.1334                      FAX:  330.666.7959

       CENTRAL FEDERAL CORPORATION ANNOUNCES 3RD QUARTER AND YEAR TO DATE
                                  PERFORMANCE

Fairlawn, Ohio -- October 21, 2005 -- Central Federal Corporation (Nasdaq: GCFC) announced a net loss for the third quarter of 2005 of ($2.1 million) or ($.94) per diluted share compared to a net loss for the third quarter of 2004 of ($665,000) or ($.33) per diluted share. The net loss for the nine months ended September 30, 2005 totaled ($2.6 million) or ($1.19) per diluted share compared to a net loss of ($1.2 million) or ($.61) per diluted share for the prior year period ended September 30, 2004.

Core performance for the third quarter of 2005, excluding a $1.9 million after-tax impairment charge discussed below, totaled ($175,000) or ($.08) per diluted share compared to ($665,000) or ($.33) per diluted share for the third quarter of 2004, representing a 74% improvement in core performance. The core loss for the nine months ended September 30, 2005 totaled ($734,000) or ($.33) per diluted share compared to ($1.2 million) or ($.61) per diluted share for the prior year period, representing a 40% improvement in core performance. See the Non-GAAP Financial Measures paragraph and Reconciliation of GAAP Net Loss to Core Loss below for a more detailed explanation of core performance.

The loss for the quarter and year-to-date periods in 2005 included a previously announced non-cash after-tax impairment loss of $1.9 million or $.86 per diluted share to write-off the value of goodwill and other intangible assets related to the October 2004 acquisition of Reserve Mortgage Services, Inc. in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Recognition of the impairment loss had no effect on the regulatory capital ratios of CFBank or tangible book value of the Company.

The Company continued to execute its growth plan. Commercial, commercial real estate and multi-family loans increased $12.2 million or 23.0% during the first nine months of 2005 and totaled $64.9 million at September 30, 2005. Home equity lines of credit increased $8.0 million or 134.7% during the first nine months of 2005 and totaled $13.9 million at September 30, 2005. Deposits increased $19.1 million or 18.8% during the first nine months of 2005 and totaled $120.7 million at September 30, 2005.

This growth positively impacted the Company's net interest income which increased 16.5% and 27.4% and totaled $1.2 million and $3.6 million for the three and nine months ended September 30, 2005 compared to $1.1 million and $2.9 million for the prior year periods.

Total assets at December 31, 2004 included $30.0 million in overnight investments at a positive spread to the Federal Home Loan Bank advances used to fund the investment. As short term interest rates increased and the spread between the investment and borrowing declined, the cash was withdrawn to repay the advances during the first quarter of 2005. The $13.1 million decline in total assets to $157.9 million at September 30, 2005 from $171.0 million at December 31, 2004 was the result of the $30.0 million reduction in cash and borrowings associated with the arbitrage transaction and the $2.0 million pre-tax impairment charge discussed above, offset by $12.1 million growth in commercial loans and $8.0 million growth in home equity lines of credit. Loan growth was funded by $19.1 million in deposit growth.

In a transaction with Freddie Mac in the second quarter of 2005, the Company securitized single-family residential mortgage loans held in its portfolio with an outstanding principal balance of $18.6 million. The securitization increased liquidity as the securities retained are readily marketable, eliminated credit risk on the loans and reduced the bank's risk-based capital requirement.

Loans totaled $107.0 million at September 30, 2005 compared to $108.1 million at December 31, 2004. Not considering the securitization transaction which reduced net mortgage balances by $18.5 million, overall loan balances increased 16.1% largely driven by growth in commercial, commercial real estate and multi-family loans which is an integral focus of the Company's strategic growth plan.

The 18.8% growth in deposits during the first nine months of 2005 was due to growth of $17.7 million in certificate of deposit accounts and $4.5 million in demand deposit accounts offset by a $3.1 million decline in traditional savings account balances.

The loss for the quarter and year-to-date periods ended September 30, 2005 was due to $2.0 million and $2.1 million net operating losses of Reserve Mortgage Services (Reserve), the Company's mortgage services division, which included the $1.9 million after-tax impairment charge discussed above. Losses were also caused by the expense associated with increasing the reserve for loan losses and operating costs necessary to support growth.

The Company continued to provide for appropriate reserves for loan losses in response to growth in commercial, commercial real estate and multi-family loan portfolios. The provision for loan losses totaled $50,000 and $402,000 for the three months and nine months ended September 30, 2005 compared to $296,000 and $366,000 for the prior year periods. There were no nonperforming commercial loans at September 30, 2005. The ratio of the allowance for loan losses to total loans increased to 1.13% at September 30, 2005 compared to .90% at December 31, 2004 and .77% at September 30, 2004.

Noninterest income increased $105,000 and $391,000 and totaled $161,000 and $673,000 for the three and nine months ended September 30, 2005 compared to $56,000 and $282,000 for the prior year periods. Mortgage loan originations and sales increased and gains on sales totaled $54,000 and $361,000 during the current year periods compared to $19,000 and $63,000 during the prior year periods.

Noninterest expense declined $156,000 and totaled $1.7 million for the current year quarter compared to $1.8 million during the prior year quarter. Noninterest expense during the prior year quarter included approximately $320,000 related to employee severance expenses, post-retirement life insurance benefits associated with bank owned life insurance and expenses recognized in connection with the servicing of loans and internal operating account write-offs. Noninterest expense increased $446,000 and totaled $5.1 million for the nine months ended September 30, 2005 compared to $4.7 million for the prior year period. Operating costs related to Reserve, which was acquired in October 2004, totaled $185,000 and $681,000 for current year quarter and year-to-date periods.

ABOUT CENTRAL FEDERAL CORPORATION AND CFBANK

Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio, as well as a mortgage services office in Akron, Ohio.

Non-GAAP Financial Measures

In addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains certain non-GAAP financial measures. Specifically, we have provided financial measures which are based on core performance rather than net income (loss). Ratios and other financial measures with the word "core" in their title were computed using core earnings (loss) rather than net income (loss). Core performance excludes expense, gains and losses that are unusual, not reflective of ongoing operations or not expected to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company's current performance, trends and financial condition. Core performance should not be considered a substitute for GAAP basis measures and results. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. A reconciliation of GAAP results to the non-GAAP measures of core performance is shown with the selected financial ratios and other data.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.


Selected Financial Condition Data              September 30,   December 31,
($ in thousands)                                   2005            2004           % change
                                               -------------   ------------       --------
                                                (unaudited)
Total assets                                    $  157,853     $  171,005             -8%
Cash and cash equivalents                            2,335         32,675            -93%
Securities available for sale*                      33,321         13,508            147%
Loans, net*                                        106,999        108,149             -1%
Allowance for loan losses                            1,225            978             25%
Nonperforming loans                                    606            286            112%
Foreclosed assets, net                                  33            132            -75%
Goodwill                                                --          1,749           -100%
Other intangible assets                                 --            299           -100%
Deposits                                           120,745        101,624             19%
Federal Home Loan Bank advances                     13,945         41,170            -66%
Subordinated debentures                              5,155          5,155              0%
Total shareholders' equity                          17,182         19,507            -12%

*note: single-family residential mortgage loans with an outstanding principal balance of $18.6 million were securitized with Freddie Mac in June 2005 and transferred from loans to securities available for sale.


Summary of Operations                                       Three months ended                 Nine months ended
($ in thousands, except per share data)                        September 30,                     September 30,
                                                           --------------------               --------------------
(unaudited)                                                 2005          2004    % change     2005         2004        % change
                                                           -------      -------   --------    -------      -------      --------
Total interest income                                      $ 2,187      $ 1,617       35%     $ 6,223      $ 4,260         46%
Total interest expense                                         960          564       70%       2,585        1,405         84%
                                                           -------      -------               -------      -------
   Net interest income                                       1,227        1,053       17%       3,638        2,855         27%
Provision for loan losses                                       50          296      -83%         402          366         10%
                                                           -------      -------               -------      -------
   Net interest income after provision for loan losses       1,177          757       55%       3,236        2,489         30%
Noninterest income
   Net loss on sales of securities                              --          (36)      n/m          --          (55)        n/m
   Net gains on sales of loans                                  54           19      184%         361           63        473%
   Other                                                       107           73       47%         312          274         14%
                                                           -------      -------               -------      -------
Noninterest income                                             161           56      188%         673          282        139%
Impairment loss on goodwill and intangibles                  1,966           --       n/m       1,966           --         n/m
Noninterest expense                                          1,677        1,833       -9%       5,117        4,671         10%
                                                           -------      -------               -------      -------
Loss before income taxes                                    (2,305)      (1,020)     126%      (3,174)      (1,900)        67%
Income tax benefit                                            (237)        (355)     -33%        (547)        (683)       -20%
                                                           -------      -------               -------      -------
      Net loss                                             $(2,068)     $  (665)     211%     $(2,627)     $(1,217)       116%
                                                           =======      =======               =======      =======
Basic loss per share                                       $ (0.94)     $ (0.33)     184%     $ (1.19)     $ (0.61)        96%
Diluted loss per share                                       (0.94)       (0.33)     184%       (1.19)       (0.61)        96%


Core loss                                                  $  (175)     $  (665)    -74%      $  (734)     $(1,217)       -40%
                                                           =======      =======               =======      =======
Basic core loss per share                                  $ (0.08)     $ (0.33)    -76%      $ (0.33)     $ (0.61)       -45%
Diluted core loss per share                                  (0.08)       (0.33)    -76%        (0.33)       (0.61)       -45%

Selected Financial Ratios and Other Data                  At or for the three months ended    At or for the nine months ended
(unaudited)                                                         September 30,                      September 30,
                                                          --------------------------------    ---------------------------------
                                                               2005              2004              2005              2004
                                                          ---------------     ------------    ---------------     -------------
GAAP Performance Ratios:
Return on average assets                                          (5.24%)           (1.89%)           (2.19%)           (1.30%)
Return on average equity                                         (44.50%)          (14.23%)          (18.22%)           (8.48%)
Average yield on interest-earnings assets                          6.15%             5.03%             5.78%             5.04%
Average rate paid on interest-bearing liabilities                  2.90%             1.91%             2.60%             1.84%
Average interest rate spread                                       3.25%             3.12%             3.18%             3.20%
Net interest margin, fully taxable equivalent                      3.45%             3.27%             3.38%             3.38%
Interest-earning assets to interest-bearing liabilities          107.85%           109.19%           108.41%           110.88%
Efficiency ratio                                                 262.46%           160.09%           164.30%           146.33%
Noninterest expense to average assets                              9.23%             5.20%             5.91%             4.98%
Dividend payout ratio                                                n/m               n/m               n/m               n/m

Core Performance Ratios:
Core return on average assets                                     (0.44%)           (1.89%)           (0.61%)           (1.30%)
Core return on average equity                                     (3.64%)          (14.23%)           (5.04%)           (8.48%)
Core efficiency ratio                                            120.82%           160.09%           118.70%           146.33%
Core noninterest expense to average assets                         4.23%             5.20%             4.26%             4.98%

Capital Ratios:
Equity to total assets at end of period                           10.88%            12.39%            10.88%            12.39%
Average equity to average assets                                  11.77%            13.25%            12.02%            15.30%

Asset Quality Ratios:
Nonperforming loans to total loans                                 0.56%             0.17%             0.56%             0.17%
Nonperforming assets to total assets                               0.40%             0.56%             0.40%             0.56%
Allowance for loan losses to total loans                           1.13%             0.77%             1.13%             0.77%
Allowance for loan losses to nonperforming loans                 202.23%           451.55%           202.23%           451.55%
Net charge-offs to average loans                                   0.25%             0.06%             0.18%             0.06%

Per Share Data:
Dividends declared                                          $      0.09       $      0.09       $      0.27       $      0.27
Tangible book value per share at end of period                     7.66              8.92              7.66              8.92

Reconciliation of GAAP Net Loss to Core Loss:
GAAP Net loss                                               $    (2,068)      $      (665)      $    (2,627)      $    (1,217)
Impairment loss on goodwill and intangibles, net of tax           1,893                --             1,893                --
Core loss                                                          (175)             (665)             (734)           (1,217)


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n/m - not meaningful